SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

          [   ]  Preliminary Proxy Statement

          [   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

          [X]  Definitive Proxy Statement

          [   ]  Definitive Additional Materials

          [   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PHARMACIA CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

          [X]  No fee required

          [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1) Amount Previously Paid:

                  (2) Form, Schedule or Registration No.:

                  (3) Filing Party:

                  (4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 30, 2002

          The Annual Meeting of Shareholders of Pharmacia Corporation will be held on Tuesday, April 30, 2002, at 1:00 p.m., at the University of Chicago, Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois. The meeting will include remarks by the Chairman and Chief Executive Officer and consider the following matters:

          1.   The election of five directors for a term of three years;

          2.   The shareholder proposals described in the Proxy Statement; and

          3.   Such other business as may properly come before the meeting.

          Shareholders at the close of business on March 11, 2002 (the ''Record Date'') are entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Please vote promptly by proxy card, telephone or Internet, following the instructions on the next page or on the proxy card.

          If you owned shares on the Record Date and wish to attend the meeting in person, you must provide advance notice to the Company when you vote or by writing to the Secretary of the Company at the address below. If you do not hold shares in your own name, you must be able to provide proof of your beneficial ownership on the Record Date, such as an account statement from your bank, broker, custodian or other recordholder. To gain admittance to the meeting, you must check-in at the registration desk, show government-issued identification, provide proof of beneficial ownership on the Record Date if you are not a shareholder of record, and be on the admission list of individuals who have notified the Company that they plan to attend.

          A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder for any purpose germane to the meeting at the location of the Annual Meeting of Shareholders on April 30, 2002, and during ordinary business hours for the ten days prior to the meeting at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603 and at the office of the Secretary of the Company at the address below.

Pharmacia Corporation 100 Route 206 North Peapack, NJ 07977	Secretary

VOTING INSTRUCTIONS

          If you are a shareholder of record, please vote in one of the following ways:

   Complete and return the enclosed proxy card;
   Call 1-800-435-6710 and follow instructions;
   Connect to the Internet at http://www.eproxy.com/pha and follow instructions

If you vote by telephone or on the Internet,
you do not need to return your proxy card.

          If you hold your shares through a bank, broker, custodian or other recordholder, please vote by following their instructions.

REQUEST FOR ELECTRONIC DELIVERY OF PROXY MATERIAL

          If you would like to receive future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, please mark the appropriate box on your proxy card, follow the instructions if you vote by telephone or the Internet or write the Secretary of the Company.

          The Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2001 Annual Report to Shareholders will be available on our Internet site at www.pharmacia.com.

PHARMACIA CORPORATION
100 ROUTE 206 NORTH
PEAPACK, NJ 07977

PROXY STATEMENT

          The Board of Directors of Pharmacia Corporation (''Pharmacia'' or the ''Company'') is requesting proxies to be voted at the Annual Meeting of Shareholders and any postponement or adjournment. The meeting will be held on Tuesday, April 30, 2002, at 1:00 p.m., at the University of Chicago, Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois. The Notice of Annual Meeting of Shareholders and Proxy Statement, the proxy card and the 2001 Annual Report to Shareholders will be mailed to shareholders on or about March 25, 2002.

          Shareholders of record of the Company's Common Stock at the close of business on March 11, 2002 (the ''Record Date'') are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment and will have one vote for each share owned on that date.

          On the Record Date, 1,295,738,536 shares of the Company's Common Stock were outstanding and entitled to vote. In addition, shares of the Company's Preferred Stock having votes equivalent to 10,989,272 shares of Common Stock were held by one of the Company's employee benefit plan trusts and are entitled to vote at the Annual Meeting or any postponement or adjournment.

          Pharmacia was created on March 31, 2000 through the merger (the ''Merger'') of Pharmacia & Upjohn, Inc. (''P&U'') with a subsidiary of the original Monsanto Company (''former Monsanto''). References to the Company or Pharmacia prior to the Merger refer to the former Monsanto. After the Merger, Pharmacia transferred its agricultural business to a subsidiary, which assumed the name of Monsanto Company (''new Monsanto'') to facilitate recognition of the Company's continuing agricultural business. Approximately 15% of the shares of new Monsanto stock are publicly held and traded on the New York Stock Exchange, with Pharmacia owning the remainder. Shares of new Monsanto stock have no relationship to shares of Pharmacia stock and may not be voted at the Pharmacia Annual Meeting of Shareholders. Pharmacia has announced that it plans to spin-off its shares of new Monsanto stock to Pharmacia shareholders later this year.

          If you vote by returning the enclosed proxy card or by telephone or Internet, you do not need to vote at the Annual Meeting. If you sign and return your proxy card or vote by telephone or Internet, but do not indicate how your shares are to be voted on a matter, your shares will be voted for the election of the Board nominees named below, against each of the shareholder proposals and, in the discretion of the persons named on the proxy card, on any other matters properly coming before the meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is voted at the meeting. You may revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), by a written revocation sent to the Secretary of Pharmacia or by voting at the meeting. The method by which you vote by proxy will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are not held in your name, you must obtain a proxy, executed in your favor, from the bank, broker, custodian or other recordholder to be able to vote at the meeting.

          A shareholder who wishes to give a proxy to someone other than the persons named on the proxy card may substitute the name of another person and mail the proxy card to the Company's Secretary.

          A plurality of the votes by the Company's Common Stock and Preferred Stock represented at the meeting in person or by proxy is required for the election of Directors. The nominees receiving the five highest vote totals will be elected as Directors. The affirmative vote of a majority of the votes represented at the meeting in person or by proxy is required for adoption of the shareholder proposals or for taking any other action at the meeting. Pursuant to the Company's By-Laws, abstentions and votes withheld by brokers in the absence of instructions from the beneficial owner will have the same effect as votes cast against the shareholder proposals. A majority of the Company's outstanding votes represented by the Company's Common Stock and Preferred Stock on the Record Date at the meeting in person or by proxy constitutes a quorum.

          Shares held by a participant in the Company's Dividend Reinvestment Plan will be voted in the same manner as the participant votes directly held shares. If a shareholder's proxy is not received, the shares held in his or her account will not be voted.

          Participants in the Company's employee benefit plans that hold Company stock may direct the trustees of those plans how to vote the shares allocated to their accounts. If a plan participant is also a shareholder of record, shares held in his or her plan account will be voted in the same manner as the participant votes his or her directly held shares. The plan provides that the plan trustees will vote any unallocated or unvoted shares in the same proportion as the shares voted by that plan's participants.

          The Company pays for preparing and distributing all proxy materials, as well as the cost of soliciting and tabulating votes. The Company uses D.F. King, a proxy solicitation firm, to assist in soliciting proxies for a fee of $20,000 plus expenses. In addition, Company employees and other representatives of the Company may also solicit proxies. The Company will reimburse banks, brokers, custodians, nominees, and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Company's Common Stock and obtaining their proxies. Representatives of Mellon Investor Services, LLC, the Company's transfer agent, will tabulate votes and act as Inspectors of Election at the Annual Meeting.

Item 1
ELECTION OF DIRECTORS

          The Company's Board of Directors is divided into three classes of approximately equal size. One class of Directors is elected at each Annual Meeting to hold office for a three-year term or until the Director's resignation, removal, death or replacement by a duly elected successor. John E. Robson was required to resign from the Board of Directors on June 19, 2001 in order to become Chairman and President of the Export-Import Bank of the United States. As a result of Mr. Robson's resignation, the Board reduced the size of the Board from fifteen to fourteen directors and modified the membership of the classes and Board committees as described below. Except where the authority to do so has been withheld, all proxies will be voted to elect Gwendolyn S. King, C. Steven McMillan, William U. Parfet, Jacobus F.M. Peters and Ulla Reinius as Directors. Each nominee is currently a Director of the Company and was a Director of either former Monsanto or P&U before the Merger. Many of the former P&U Directors were also Directors of P&U's predecessor companies before P&U was created in 1995.

          The Company expects each nominee to be able to serve if elected. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute candidate nominated by the Board, unless the Board chooses to reduce the number of Directors serving on the Board.

          The following section provides the principal occupations for the past five years, age, directorships held and other relevant information as of February 28, 2002 for each nominee and other members of the Board continuing in office.

NOMINEES FOR ELECTION FOR A TERM EXPIRING AT
THE ANNUAL MEETING OF SHAREHOLDERS IN 2005:

Gwendolyn S. King	Principal Occupation: President, Podium Prose
First Became Director of former Monsanto in 1993
Age: 61
President, Podium Prose, a speaker's bureau founded in 2000; Senior Vice President, Corporate and Public Affairs, PECO Energy Company (formerly Philadelphia Electric Company), a diversified utility company, 1992 to 1998; and Commissioner, Social Security Administration, 1989 to 1992. Director: Lockheed Martin Corp.; Marsh & McLennan Companies, Inc.; new Monsanto Company; and Countrywide Credit Industries, Inc.

C. Steven McMillan	Principal Occupation: Chairman, President and Chief Executive Officer,
Sara Lee Corporation
First Became Director of P&U in 1998
Age: 56
Chairman of the Board of Sara Lee Corporation, a consumer goods company, since October 2001, and President and Chief Executive Officer, Sara Lee Corporation since July 2000; President and Chief Operating Officer of Sara Lee Corporation, 1997 to July 2000; and Executive Vice President, Sara Lee Corporation, 1993 to 1997. Director: Sara Lee Corporation; new Monsanto Company; and Bank of America.

William U. Parfet	Principal Occupation: Chairman and Chief Executive Officer, MPI Research Inc.
First Became Director of P&U in 1995
Age: 55
Chairman and Chief Executive Officer, MPI Research Inc., a preclinical toxicology and clinical pharmaceutical testing laboratory, since 1999, and Co-Chairman of MPI Research Inc. from 1995 to 1999. Director: new Monsanto Company; CMS Energy Corporation; Stryker Corporation; Apogent Technologies Inc.; Parexel International Corporation; and Reptron Electronics, Inc.

Jacobus F.M. Peters	Principal Occupation: Retired Chairman of the Executive Board and Chief Executive Officer, AEGON N.V.
First Became Director of former Monsanto in 1993
Age: 70
Chairman of the Executive Board and Chief Executive Officer, AEGON N.V., an insurance company, 1984-1993. Chairman of Dresdner Endowment Policy Trust Plc.; Chairman of Supervisory Board, Bank Dutch Municipalities; Board Member: Amsterdam Company for Town Restoration Ltd.; Gilde Investment Funds; Randstad Holding N.V.; and KEMA.

Ulla Reinius	Principal Occupation: President, Finansfakta R. AB
First Became Director of P&U in 1995
Age: 64
President, Finansfakta R. AB, a publisher and consultant on corporate governance, since 1989. Director: The Swedish State Pension Fund No. 4; Quality Screening Sweden AB; and the Royal Swedish Opera. Member: Ethical Advisory Board of Swedish County Pension Funds; and Program Advisory Board at the School of Economics, University of Lund.

DIRECTORS SERVING UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2004:
M. Kathryn Eickhoff	Principal Occupation: President, Eickhoff Economics Incorporated
First Became Director of P&U in 1995
Age: 63
President, Eickhoff Economics Incorporated, an economic consulting firm, since 1987; formerly Associate Director for Economic Policy, United States Office of Management and Budget. Director: AT&T Corp. and Tenneco Automotive Inc. Member: the Conference of Business Economists; the Economic Club of New York; the National Association of Business Economists; and the Forum Club of Southwest Florida.

Fred Hassan	Principal Occupation: Chairman of the Board and Chief Executive Officer of Pharmacia
First Became Director of P&U in 1997
Age: 56
Chairman of the Board and Chief Executive Officer since February 21, 2001; President and Chief Executive Officer, Pharmacia since the Merger; President and Chief Executive Officer of P&U from May 1997 until the Merger; and Executive Vice President and a member of the Board of Directors of American Home Products Corporation, from 1995 to 1997. Director: Avon Products, Inc.; and CIGNA Corporation.

Philip Leder	Principal Occupation: Chairman, Department of Genetics, Harvard Medical School, and Senior Investigator, Howard Hughes Medical Institute
First Became Director of former Monsanto in 1990
Age: 67
Chairman, Department of Genetics, Harvard Medical School since 1980; John Emory Andrus Professor of Genetics since 1980; Senior Investigator, Howard Hughes Medical Institute since 1986. Director: Genome Therapeutics Corporation. Trustee: The General Hospital Corporation; The Hadassah Medical Organization; Massachusetts General Hospital; and The Charles A. Revson Foundation.

Berthold Lindqvist	Principal Occupation: Retired President and Chief Executive Officer, Gambro AB
First Became Director of P&U in 1995
Age: 63
President and Chief Executive Officer, Gambro AB, a global medical technology company, from 1984 to 1998. Director: Probi AB; Novotek AB; Trelleborg AB; Munters AB; Securitas AB; and JM AB.

William D. Ruckelshaus	Principal Occupation: Principal, Madrona Investment Group L.L.C.
First Became Director of former Monsanto in 1985
Age: 69
Principal, Madrona Investment Group L.L.C., a venture capital group, since 1996; Chairman, Browning-Ferris Industries, Inc., a waste management and recycling company, 1995 to 1999; Chairman and Chief Executive Officer, Browning-Ferris Industries, Inc., 1988 to 1995; and Administrator, U.S. Environmental Protection Agency, 1983 to 1985. Director: Cummins Engine Co., Inc.; Nordstrom, Inc.; Solutia Inc.; and Weyerhaeuser Company.

DIRECTORS SERVING UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2003:
Frank C. Carlucci	Principal Occupation: Chairman, The Carlyle Group
First Became Director of P&U in 1995
Age: 71
Chairman, The Carlyle Group, a merchant bank, since 1994; and U.S. Secretary of Defense from 1987 to 1989. Chairman of the Board of Neurogen Corporation. Director: Ashland, Inc.; KAMAN Corporation; SunResorts, Ltd, N.V.; Texas Biotechnology Corporation; and United Defense L.P. Member: Board of Trustees for RAND Corporation, a nonprofit entity.

Michael Kantor	Principal Occupation: Partner, Mayer, Brown, Rowe & Maw
First Became Director of former Monsanto in 1997
Age: 62
Partner, Mayer, Brown, Rowe & Maw, a law firm, since 1997; U.S. Secretary of Commerce, 1996 to 1997; U.S. Trade Representative, 1993 to 1996; and National Chairman for the Clinton/Gore Campaign, 1992. Director: new Monsanto Company and Korea First Bank.

Olof Lund	Principal Occupation: Chairman, TietoEnator Corporation
First Became Director of P&U in 1995
Age: 71
Chairman, TietoEnator Corporation, an information technology company, since 1999; President and Chief Executive Officer, Celsius Industrier AB, a defense manufacturing company, 1984 to 1997. Chairman of the Board: SIAR Foundation; and the Swedish Financial Accounting Standards Council. Member: Royal Academy of War Sciences.

Bengt Samuelsson	Principal Occupation: Professor of Medical and Physiological Chemistry, Karolinska
Institute
First Became Director of P&U in 1995
Age: 67
Professor of Medical and Physiological Chemistry, Karolinska Institute, a university and medical research facility, since 1972; former President, Karolinska Institute, from 1983 to 1995. Nobel Laureate in Physiology or Medicine in 1982 and current Chairman of the Nobel Foundation. Director: Svenska Handelsbanken; Pyrosequencing AB; and Nicox, S.A. Member: Royal Swedish Academy of Sciences; the American Academy of Arts and Sciences; the Association of American Physicians; Academie des Sciences, Paris; the U.S. National Academy of Sciences; and the Royal Society, London.

SHAREHOLDER PROPOSALS

          Certain shareholders have submitted the two proposals set forth below. These proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of the Company and its shareholders. For the more specific reasons stated after each proposal and its supporting statement, the Board recommends a vote against each proposal. The Company will furnish the names, addresses and share ownership of the proponents promptly upon request directed to the Company's Secretary at 100 Route 206 North, Peapack, NJ 07977, or by calling 1-877-552-7257.

Item 2 — Shareholder Proposal
Redemption of Poison Pill

Proposal of Shareholder

          Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

Supporting Statement from Shareholder

          In my opinion, the poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently, our Board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

          (1) At any time
          (2) In a short period of time
          (3) Without shareholder approval

          Negative Effects of Poison Pills on Shareholder Value. A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits. Source: Office of the Chief Economist, Securities and Exchange Commission, The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.

          Institutional Investor Support for Shareholder Vote. The Council of Institutional Investors recommends shareholder approval of all poison pills. The following institutional investors believe poison pills should be voted on by shareholders: (1) Teachers Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF). Source: TIAA-CREF Policy Statement on Corporate Governance. (2) California Public Employees Retirement System (CalPERS). Source: CalPERS U.S. Corporate Governance Principles; IV. Governance Guidelines, D. Shareholder Rights. In my opinion, a poison pill can insulate management at the expense of shareholders. It is also my opinion that a poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

          This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (percentage based on yes-no votes). Source: IRRC, 2001 Background Report E: Poison Pills dated February 15, 2001.

          Shareholder Vote Precedent Set by Other Companies. In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well. For instance, the following companies have changed their policies on poison pills in response to shareholder votes: Mattel, Navistar and Boise Cascade. Source: ''Twenty-Two for 2002'', Corporate Governance Advisor, Nov./Dec. 2001.

          In the interest of shareholder value vote yes on Item 2: Shareholder Proposal For Redemption of Poison Pill.

Board of Directors Statement Against the Proposal

          The Board adopted the Shareholder Rights Plan (the ''Plan'') as a way to deter an undervalued or unfair tender offer and enable shareholders to receive the full value of their shares if they decide to sell.

          A study of takeovers from 1992 to 1996 by Georgeson & Co., a leading shareholder solicitation and tender offer firm, found that the existence of a shareholder rights plan did not decrease the likelihood of a company becoming a takeover target nor did it decrease the likelihood that the takeover would be successful. However, it did make it more likely that the shareholders, rather than the acquiror, would receive the full value of their shares. The Georgeson study found that premiums paid to acquire companies with shareholder rights plans averaged 8% more than premiums paid to companies without such plans. For this reason, a majority of S&P 500 companies have adopted shareholder rights plans, sometimes referred to as ''poison pills'' by critics.

          On their own, shareholders have no ability to either negotiate with a potential acquiror to get a better price or pursue other alternatives that might provide more value. However, because the Plan provides an economic incentive for the potential acquiror to discuss the proposed transaction with the Board and request redemption of the rights, the Board is able to act on behalf of shareholders collectively in discussions with the potential acquiror. The Board can evaluate both the initial proposal and other alternatives that may be more beneficial to shareholders.

          In considering the initial acquisition proposal and deciding whether to amend or redeem the rights, the Board is legally required to act in the best interests of shareholders. If the Board decides to support the original proposal, the Board can amend or redeem the rights to facilitate the tender offer. However, the Board may determine that shareholders would be better served if the Company sought a higher price or pursued a different alternative such as a tax-free exchange or other transaction. The Board would not have this opportunity to protect shareholder interests without the Plan.

          For these reasons, the Board recommends a vote against this proposal.

Item 3 — Shareholder Proposal
Annual Election of Directors

Proposal of Shareholder

          Pharmacia shareholders currently elect members to their Board of Directors with staggered terms, often called classes, which run for three years. Therefore, about five of the current 14 directors are typically elected each year. Unfortunately, the current system does not allow shareholders the opportunity to yearly decide who should -- and should not -- be on the Board of Directors.

          Many companies on the New York Stock Exchange (NYSE) have annual elections of their Board of Directors. These companies include some of the very dynamic organizations such as those in high technology electronics.

          Therefore, be it resolved that the shareholders request Pharmacia to implement the proposal below by means of by-law changes and/or other necessary procedures:

Recommend to the Board of Directors that they change the procedures so that future elections of new directors to the Board of Directors will be held annually and not by staggered classes as is now provided. Also, on expiration of the terms of the current directors, that they be elected annually. This proposal would be effective for nominees for director at meetings subsequent to the 2002 Annual Meeting and would, therefore, not affect the unexpired terms of the existing directors.

          If you agree with this proposal, please mark your proxy for. Please vote, since, according to the by-laws Pharmacia follows (but some others do not), an abstention or non-vote by brokers may be considered the same as a negative vote.

Supporting Statement from Shareholder

          Since this proposal allows all directors to be elected on an annual basis by all the shareholders, rather than only every three years, there should be more accountability.

          The management of companies with classified boards often states that annual elections will not allow continuity on the Board. The Board will have continuity if the shareholders, not just management, think they are doing an adequate job. Similarly, management often indicates that a staggered board prevents rapid, unfriendly takeovers. However, many companies use ''poison pill'' strategies, including special shares of stock, to discourage and/or prevent immediate hostile takeovers.

          Directors often receive a very high positive vote of the shareholders to continue their terms. Therefore, it can be very difficult to remove a director in a timely manner if the need arises.

          As indicated earlier, many companies on the New York Stock Exchange (NYSE) have annual elections for their Board of Directors. These companies include some of the very dynamic organizations such as those in high technology electronics.

          A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that ''companies with restrictive corporate governance structures, including those with classified boards, are 'significantly less likely to exhibit outstanding long-term performance relative to their industry peers.' ''

          Some companies, such as Apple Computer, are progressive and have instituted the annual election of directors themselves. A majority of shareholders have voted recently in favor of the annual election of the board at such companies as Kodak (61%), Silicon Graphics (81%), and United Health Group (76%).

          Mr. John J. Gilbert and his Corporate Democracy, Inc. encourage and support the annual election of directors.

          For these reasons, I strongly encourage you to vote and to mark your ballot for this proposal. Thanks.

Board of Directors Statement Against the Proposal

          A classified Board is important to shareholders because it facilitates the continuity of knowledge, experience and expertise necessary for effective Board functioning and supports the long-term perspective necessary to grow shareholder value. Because a classified Board enables a majority of the Board to continue in office after each Annual Meeting, continuity of the Company's strategic direction and business plans are not jeopardized by the annual election of Directors. For example, if the Board simultaneously lost all Directors having a scientific background and a detailed knowledge of the Company's R&D plans, Board oversight of the Company's R&D strategy and programs would be impaired.

          The Board does not believe that a classified Board makes Directors any less diligent in their duties or less accountable to shareholders than if they were elected annually. All Pharmacia Directors serve to the best of their abilities on behalf of shareholders without regard to when their terms expire. Further, a major component of Board compensation is Pharmacia stock, which aligns the interests of Directors with shareholders.

          Another benefit to shareholders from a classified Board is that since it requires at least two Annual Meetings to elect a majority of the Board, it deters an attempted change-of-control of the Company through a proxy solicitation that does not provide shareholders with the premium usually accompanying a tender offer or negotiated transaction. The classified Board encourages a potential acquiror to discuss an acquisition proposal with the Company in advance, which enables the Board to then seek the best terms for shareholders.

          In responding to a change-of-control proposal, the Board is legally required to act in the best interests of shareholders, and the Board can eliminate the effect of a classified Board by having all Directors resign on a set date.

          It should be noted that because the provision for a classified Board is part of the Company's Certificate of Incorporation, which was approved in 1997 by more than 80% of the votes, 80% of the Company's votes need to approve deleting this provision from the Company's Certificate of Incorporation.

          For these reasons, the Board believes that a classified Board is in the best interests of shareholders and recommends a vote against this proposal.

BOARD MEETINGS, COMPENSATION AND COMMITTEES

Board Meetings

          The Board of Directors met seven times during 2001, and all Directors met the Securities and Exchange Commission (''SEC'') disclosure threshold of attending at least 75% of the meetings of the Board and Board Committees on which they served in 2001.

Directors' Fees and Other Arrangements

          Annual compensation for nonemployee members of the Board of Directors consists of a retainer fee of $50,000 and either 2,200 shares of the Company's Common Stock or a ten-year non-qualified stock option grant for 6,600 shares of the Company's Common Stock at the fair market value on the date of grant. Each nonemployee chairperson of a Board Committee receives an additional annual fee of $20,000. Directors are permitted to defer all or part of their fees in the Company's Common Stock or cash until they leave the Board. There are no additional fees for attending meetings or serving on regular Board Committees.

          Mr. Hassan is compensated solely as Chief Executive Officer of the Company and does not receive any additional compensation for serving as Chairman of the Board, Chairman of the Executive Committee or as a member of the Board.

          Ms. King and Messrs. Kantor, McMillan and Parfet also serve on the new Monsanto Board of Directors and receive an annual retainer fee having a value of $110,000. Messrs. Kantor and McMillan also receive an annual fee having a value of $10,000 for serving as Board Committee chairs. Half of this compensation is payable in deferred new Monsanto Common Stock and the remainder is payable, at the election of each Director, in the form of stock options, restricted stock, deferred stock or current or deferred cash. At the time of new Monsanto's initial public offering of additional Common Stock (the ''IPO''), Messrs. Kantor, McMillan and Parfet were granted a ten-year stock option, vesting in 5,000 share increments in 2002 and 2003, to purchase 10,000 shares of new Monsanto Common Stock at the IPO offering price of $20 per share. Ms. King, upon joining the new Monsanto Board in February 2001, was granted a ten-year stock option to purchase 10,000 shares of new Monsanto Common Stock at the fair market value at the date of grant vesting in 5,000 share increments in 2002 and 2003. Directors of new Monsanto who are employees of Pharmacia do not receive compensation for serving on the Board or Board Committees of new Monsanto.

Transactions and Relationships with Directors

          Mr. Kantor is a partner at the law firm of Mayer, Brown, Rowe & Maw, which provided services to the Company and new Monsanto in 2001. The Company paid Mayer, Brown, Rowe & Maw approximately $400,000 and new Monsanto paid the firm approximately $1.1 million for services rendered in 2001. The Company and new Monsanto will continue to use the services of Mayer, Brown, Rowe & Maw in 2002.

          Mr. Parfet is Chairman and Chief Executive Officer of MPI Research Inc., which provided toxicological and pharmaceutical testing services to the Company in 2001 for approximately $490,000. The Company does not plan to use MPI Research Inc. in 2002.

          Dr. Samuelsson is Professor of Medical and Physiological Chemistry at Karolinska Institute. The Company provides research grants to Karolinska Institute for genomics research and pharmacogenomics research. Dr. Leder is Chairman of the Department of Genetics at Harvard Medical School. The Company will donate $1 million over five years to help fund the Harvard Medical School Scholars in Clinical Science Program. Neither Dr. Samuelsson nor Dr. Leder requested this funding, are directly involved in the programs supported by this funding, or receive any personal financial benefit from this funding.

Committees

          The Company's Board of Directors currently has the following Committees, all of which, except the Executive Committee, are composed exclusively of nonemployee directors.

Executive Committee

          Members: Mr. Hassan, Chair; Messrs. Carlucci, Lindqvist, Ruckelshaus and Dr. Leder

          The Executive Committee generally has the powers of the Board in directing the management of the Company when a meeting of the full Board cannot be arranged. The Committee did not meet in 2001.

Audit and Finance Committee

          Members: Mr. Peters, Chair; Ms. Eickhoff, Ms. Reinius and Mr. Carlucci

          The Audit and Finance Committee oversees the Company's financial reporting process and reviews the independence of the Company's independent accountants, PricewaterhouseCoopers LLP. The Committee also reviews the Company's finance and treasury programs, liability and risk management practices, compliance issues and employee benefit plan investments. A report of the Committee is included on page 19. The written charter of the Committee was included in the Company's Proxy Statement for the 2001 Annual Meeting of Shareholders and is available upon request from the Company's Secretary at 100 Route 206 North, Peapack, NJ 07977.

          The Board has determined that the members of the Committee are independent as required by the rules of the New York Stock Exchange and are free from any relationship that would interfere with the exercise of their independent judgment. No member of the Committee has any current personal, family or business relationship with the Company or new Monsanto or any of their respective Directors or executive officers. The Committee's composition and functioning conform to the requirements of the New York Stock Exchange and the SEC. The Committee met four times in 2001.

Compensation Committee

          Members: Mr. Carlucci, Chair; Ms. King and Messrs. McMillan and Ruckelshaus

          The Compensation Committee approves the establishment, modification and termination of the Company's major compensation and benefit plans and agreements, evaluates the performance and establishes the compensation of the Company's Chief Executive Officer and other executive officers and approves other matters related to Board and executive compensation. The Committee met five times in 2001. A report of the Committee is included on page 13.

          Compensation Committee Interlocks and Insider Participation

          No member of the Compensation Committee of Pharmacia or new Monsanto is or was an officer or employee of the Company or new Monsanto. Messrs. McMillan and Parfet and Ms. King serve as members of new Monsanto's People Committee. No executive officer of the Company serves or has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company's Board of Directors or the Compensation Committee.

Nominating and Corporate Governance Committee

          Members: Mr. Ruckelshaus, Chair; Messrs. Kantor, Lindqvist and Parfet

          The Nominating and Corporate Governance Committee oversees corporate governance, reviews Board functioning and nominates candidates for election as directors and officers. The Committee met four times in 2001. A copy of the Pharmacia Board Governance Principles is available upon request to the Secretary of the Company at 100 Route 206 North, Peapack, NJ 07977.

Public Issues and Social Responsibility Committee

          Members: Ms. King, Chair; Messrs. Kantor, Lund and Ms. Eickhoff

          The Public Issues and Social Responsibility Committee reviews and provides guidance on key public issues relevant to the Company and monitors the Company's relationship to the communities, customers and the environment in which it operates. The Committee met four times in 2001.

Science and Technology Committee

          Members: Dr. Samuelsson, Chair; Dr. Leder and Messrs. Parfet and Peters

          The Science and Technology Committee reviews and monitors the Company's science and technology initiatives in research and development, information technology, global supply, biotechnology and similar areas. The Committee also identifies and discusses significant emerging science and technology issues. The Committee met four times in 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

          Set forth in the following table is the beneficial ownership of the holders of 5% or more of the Company's Common Stock as of December 31, 2001, based on Schedule 13G filings reported to the SEC:

SHARES OF COMMON STOCK BENEFICIALLY OWNED

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Wellington Management Company 75 State Street Boston, Massachusetts 02109 USA	88,870,567	6.9%

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071 USA	69,982,660	5.4%

Security Ownership of Management

          The following table sets forth the beneficial ownership of Common Stock of the Company and of new Monsanto by (i) each person who is a director or nominee; (ii) each executive officer named in the Summary Compensation Table on page 16; and (iii) all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is as of February 28, 2002.

	Pharmacia			Monsanto(i)
Name	Shares of Common Stock Owned Directly or Indirectly	Shares Underlying Options Exercisable Within 60 Days(j)	Total(1)	Shares of Common Stock Owned Directly or Indirectly(2)
Goran Ando(a) (b)	28,641	327,167	355,808	0
Frank C. Carlucci(c)	35,978	10,170	46,148	12,000
Carrie S. Cox(b)	64,816	441,182	505,998	2,500
M. Kathryn Eickhoff(c)	12,934	3,570	16,504	500
Fred Hassan(b) (d)	667,968	2,189,667	2,857,635	10,000
Michael Kantor	5,200	21,818	27,018	9,459
Gwendolyn S. King(c)	8,412	11,818	20,230	8,012
Philip Leder	13,523	26,326	39,849	9,900
Berthold Lindqvist	4,481	10,170	14,651	0
Olof Lund	4,927	10,170	15,097	0
C. Steven McMillan	8,200	0	8,200	16,959
Philip Needleman(e) (f)	207,435	861,792	1,069,227	2,000
William U. Parfet(b) (c) (g)	1,604,799	16,770	1,621,569	29,087
Jacobus F. M. Peters(h)	6,905	16,827	23,732	10,000
Ulla Reinius	4,481	10,170	14,651	0
Timothy G. Rothwell(b)	19,489	400,045	419,534	2,000
William D. Ruckelshaus(c)	23,490	18,119	41,609	10,000
Bengt Samuelsson	5,000	3,570	8,570	0
23 directors and executive officers as
a group (a) (b) (c) (d) (e) (f) (g) (h) (j)	3,030,381	6,586,856	9,617,237	438,417

(a)	Includes 6,980 shares representing deferred compensation payable in stock which are held in trust with respect to which Dr. Ando has sole voting power.
(b)	Includes the following number of shares or share equivalents credited under the P&U Employee Savings Plan and Pharmacia Savings Plus Plan with respect to which the individual has sole voting power: Dr. Ando, 4,406; Ms. Cox, 2,147; Mr. Hassan, 5,243; Mr. Parfet, 8,735; and Mr. Rothwell, 2,432
(c)	Includes the following number of shares representing deferred directors' fees payable in stock which are held in trust with respect to which the individual has shared voting power: Mr. Carlucci, 34,815; Ms. Eickhoff, 5,643; Ms. King, 4,467; Mr. Parfet, 317; and Mr. Ruckelshaus, 7,204.
(d)	Includes 4,400 shares held by Mr. Hassan's wife.
(e)	Includes 3,713 shares held under the Company's Savings and Investment Plan (''SIP'') with respect to which Dr. Needleman has sole voting power.
(f)	Includes 75,418 options granted to Dr. Needleman under former Monsanto's 1999 Premium Option Purchase Program having an exercise price of $75 per share. The shares of Pharmacia Common Stock underlying these options cannot be voted.
(g)	Includes 864,401 shares held in trust over which Mr. Parfet shares voting and/or dispositive power.
(h)	Mr. Peters purchased new Monsanto shares on the open market because he was not eligible to participate in new Monsanto's offer to Pharmacia directors to purchase up to 10,000 shares at the IPO price.
(i)	Pharmacia owns 220,000,000 shares of new Monsanto, representing approximately 85.2% of the shares outstanding of new Monsanto and exercises sole voting and investment power over the shares of common stock of new Monsanto held by it. Messrs. Kantor, Parfet, McMillan and Ms. King are directors of new Monsanto. These individuals disclaim beneficial ownership of the shares of common stock beneficially owned by Pharmacia.
(j)	The SEC deems a person to have beneficial ownership of all shares which that person has the right to acquire within 60 days, including through the exercise of stock options.
(1)	The percentage of shares of outstanding Common Stock of the Company, including shares underlying options exercisable within 60 days, beneficially owned by all directors and executive officers as a group does not exceed 1%. The percentage of such shares beneficially owned by any director, nominee or executive officer does not exceed 1%.
(2)	Includes the following shares underlying options which are exercisable within 60 days: Mr. Kantor, 5,000; Ms. King, 5,000; Mr. McMillan, 5,000; and Mr. Parfet, 5,000. The percentage of shares of outstanding new Monsanto Common Stock, beneficially owned by all directors and executive officers as a group, does not exceed 1%. The percentage of such shares beneficially owned by any director, nominee or executive officer does not exceed 1%.

EXECUTIVE COMPENSATION

Comparison of Cumulative Total Shareholder Return

          The Merger was announced on December 19, 1999 and closed on March 31, 2000. Since shares of the new company did not begin trading until April 3, 2000, the cumulative total shareholder return on the stock of the merged entity over a five-year period cannot be provided.

          However, the graph on page 13 shows the cumulative total return (assuming reinvestment of dividends) on former Monsanto's Common Stock from December 31, 1996 until March 31, 2000, and on Pharmacia's Common Stock from April 3, 2000 through December 31, 2001, as well as the cumulative total return of the Standard & Poor's 500 Index and of the peer group of companies used by former Monsanto for this purpose (the ''Peer Group''), consisting of AstraZeneca plc, Aventis, Bayer AG ADR, Dow Chemical Company, E.I. DuPont de Nemours and Company, and Novartis AG. The information on the S&P 500 Index and the Peer Group is included for comparative purposes only and management and the Board express no opinion whether this information is relevant to the performance of the Company's Common Stock. None of the information provided in this section is intended to forecast or be indicative of possible future performance of the Company's Common Stock, particularly in light of the planned spin-off of the Company's agricultural subsidiary, new Monsanto, later this year.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 1996 with dividends reinvested

	Dec-96	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01

Pharmacia	100	120	136	102	176	125
S&P 500 Index	100	133	171	208	189	166
Peer Group	100	134	150	139	162	137

Report of the Compensation Committee on Executive Compensation

Compensation Policies

          The overall goal of the Compensation Committee is to develop compensation policies and practices that encourage and reward executive efforts to create shareholder value through achievement of corporate objectives, business strategies and performance goals. This is accomplished by blending cash and equity compensation and by aligning the interests of executives with those of shareholders generally.

          There are certain principles to which the Committee adheres in structuring the compensation package for each of the executive officers. They are as follows:

          Long-Term and At-Risk Focus: The major portion of compensation for senior executive officers is composed of long-term, at-risk pay to align management with the long-term interests of shareholders. Over time, the Committee expects that less emphasis will be placed on base salary, annual cash incentives and employee benefits.

          Equity-Based: Equity-based plans comprise the major part of the at-risk portion of total compensation, which is intended to instill ownership and long-term strategic thinking and link compensation to corporate performance and the interests of shareholders generally. Consistent with this philosophy, the Compensation Committee established Stock Ownership Guidelines for officers and other key employees of the Company. The Committee annually reviews each executive officer's ownership interest as it relates to the guidelines.

          Market Competitiveness: Total compensation is targeted at the upper end of the second highest quartile of total compensation of a group (the ''Comparator Group'') of similar global, research-based pharmaceutical companies with headquarters in the United States, including American Home Products Corporation, Bristol-Myers Squibb Company, Eli Lilly and Company, Johnson & Johnson, Merck & Company, Inc., Pfizer Inc. and Schering-Plough Corporation. In addition, the Committee considered, without particular weighting, other large, high-performing, general industry companies that the Committee believes are relevant to assure competitiveness of the overall compensation package. These comparator groups were selected as the groups of companies competing for employment of the same key executives. The Comparator Group is different from the group of combined pharmaceutical, chemical and agricultural companies previously used by former Monsanto and continued by Pharmacia to measure stock performance over a five year period as shown in the graph set forth on page 13. The new Monsanto Board sets the compensation for the executive officers of new Monsanto. Over time, the level of the Company's competitiveness in total compensation will be based heavily on the Company's earnings and stock price performance relative to the Comparator Group. Clearly superior performance should result in actual total compensation levels within the top quartile of the Comparator Group.

Components of Executive Compensation

          The four primary components of executive compensation are:

   Base salary
   Annual incentives
   Long-term incentives
   Employee benefits

          Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives. The philosophy underlying each element of executive compensation is discussed below.

          Base Salaries: All executive base salaries, including Mr. Hassan's, are based on several factors:

   Competitive labor market position determined from market surveys
   Level of job responsibility
   Individual and team performance

          These factors are not weighted, and the Compensation Committee bases salary increases on an assessment of the above factors. The Committee's objective is to ensure base salaries are competitive at or near the median of the Comparator Group of companies. Base salaries above the median may be necessary, in some cases, to attract and retain key talent. Officer performance and base salaries are reviewed by the Committee annually.

          Annual Incentives: Target annual cash incentives and specific performance criteria are established each year for executive officers with the actual payout based on the extent to which the performance criteria are met. Annual incentives are targeted at the median of the Comparator Group, with above-average and superior performance resulting in actual payouts above the median of the Comparator Group. Below a threshold level of performance, no awards may be granted under the plan. The weightings may be adjusted to take into account unusual circumstances. For 2001, the actual award was based on growth in revenue, growth in earnings per share, and individual performance. These performance measures were exceeded, and, accordingly, the actual payouts were above the median.

          Long-Term Incentives: Long-term incentive compensation, in the form of stock options, performance stock units, cash long-term incentives and restricted stock, comprises the largest portion of the total compensation package for executive officers. In any given year, an executive officer may be offered stock options, long-term cash incentives, performance stock units and/or restricted stock. Long-term incentives are targeted within the second highest quartile of the Comparator Group, with above-average and superior performance resulting in long-term compensation within the top quartile of the Comparator Group.

          Stock Options: Stock options provide executives with the opportunity to buy Company Common Stock, increase their equity in the Company and share in the appreciation in the value of the stock. The Committee grants stock options annually with ten-year terms at an exercise price equal to the fair market value on the date of grant. The stock options have value based on the level of stock price appreciation over the market price on the date of grant. This provides an incentive for executives to create wealth for the shareholders and rewards them in proportion to the gain received by other shareholders. Stock option awards generally vest ratably over a three-year period for retention purposes.

          Grants for the executive officers, including Mr. Hassan, were based on a comparison to the comparator groups.

          Restricted Stock: Restricted stock is used to focus executives on the long-term performance of the Company and to serve as a retention device for high potential and key employees. Restricted stock awards generally vest over a three-year period and are normally not granted on an annual basis.

          Performance Stock Units: Performance stock units are used to focus executives on specific long-term goals that directly impact the long-term performance of the Company, and to serve as a retention device for key employees. Performance stock units generally vest at the end of a four or five year performance period based on the Company's performance over that period. These units are normally not granted on an annual basis.

          Cash Long-Term Incentives: Cash Long-Term Incentives are used to focus executives on specific long-term goals that directly impact the long-term performance of the Company, and to serve as a retention device for high potential and key employees. Cash Long-Term Incentives are earned based on Company performance over a three-year performance period based on the Company's performance over that period. This incentive will be fully vested two years subsequent to the performance period.

          Employee Benefits: Employee benefits offered to key executives are designed to be competitive and to provide a ''safety-net'' of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company.

Chairman and Chief Executive Officer Compensation

          The Committee evaluates the performance of the Company's Chief Executive Officer at least annually based upon both the Company's financial performance and the extent to which the strategic and business goals established for the Company are met. The Committee does not assign relative weight or ranking to particular factors but makes its evaluation based upon a consideration of all such factors.

          The 2001 compensation for Mr. Hassan was established by the Board based on an analysis of his past performance as Chief Executive Officer, a review of the compensation for chief executive officers of the comparator groups and application of the compensation policies described above. Mr. Hassan did not receive separate compensation for serving on the Board or in his new additional responsibility as Chairman of the Board.

          As a result of Mr. Hassan's efforts in planning and executing a very successful merger as well as overseeing strong financial results in 2000 and 2001, the Board adjusted Mr. Hassan's 2001 base salary to $1,400,000, and his target incentive compensation award for 2001 to $1,400,000. All performance objectives established for Mr. Hassan's 2001 incentive compensation -- growth in revenue, growth in earnings per share and individual performance -- were exceeded. In fact, in 2001 the Company's EPS growth was in the top quartile when compared to the Comparator Group. As a result of this superior performance and his important contributions in representing the Company and the industry to external audiences, Mr. Hassan's actual incentive payout for 2001 was $2,160,500.

Policy on Deductibility of Compensation

          The U.S. Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers, unless the compensation meets the Internal Revenue Code requirements for qualified performance-based compensation. The Committee believes that the stock options granted to the Company's executive officers in 2001, and payments under the annual incentive plan for the year 2001, will be fully deductible under the Internal Revenue Code. The Committee intends to continue to structure the Company's annual and long-term incentive plans to maximize the deductibility of compensation. The Committee, however, reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate and in the best interests of the Company.

Subcommittee

          To comply with certain legal provisions, a Restricted Stock Subcommittee of the Compensation Committee, consisting of Mr. Carlucci, was formed to review and determine restricted stock awards to employees based upon management recommendations and met once in 2001.

Concluding Statement

          This Committee believes the executive compensation policies and programs described in this report serve the best interest of the shareholders. Compensation delivered to executives is intended to be linked to and commensurate with Company performance and shareholder expectations. The Committee believes that the results of the compensation philosophy described in this report should be measured over a period of time sufficient to determine whether compensation strategy and philosophy development is aligned with and responsive to shareholder expectations.

Submitted on behalf of the Compensation Committee, February 19, 2002:

F. C. Carlucci, Chair	G. S. King	C. S. McMillan	W. D. Ruckelshaus

SUMMARY COMPENSATION TABLE

          Under the rules of the SEC, the Company is required to report the compensation earned in 2001 and the two preceding years for Mr. Hassan, who served as Chief Executive Officer of the Company, and for the next four most highly compensated executive officers of the Company during 2001.

Annual Compensation					Long-Term Compensation Awards
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position During 2001	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards ($) (2)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($) (3)

F. Hassan Chairman and Chief Executive Officer	2001 2000 1999	1,373,079 1,250,006 1,114,688	2,160,500 2,005,600 1,901,400	-- 51,499 --	0 0 12,012,501	600,000 1,095,000 476,000	0 0 0	100,154 183,654 50,883
T. G. Rothwell Executive Vice President and President, Global Prescription Business	2001 2000 1999	880,192 778,257 756,000	988,600 901,300 756,730	-- -- --	0 0 0	150,000 244,000 119,000	0 0 0	129,241 79,201 51,783
C. S. Cox Executive Vice President and President, Global Prescription Business	2001 2000 1999	741,347 560,908 491,310	868,100 534,375 465,870	-- -- --	1,307,000 0 0	150,000 244,000 100,000	0 0 0	81,873 65,301 17,808
P. Needleman Senior Executive Vice President and Chief Scientific Officer	2001 2000 1999	783,616 675,000 550,000	779,600 761,000 1,100,000	-- -- --	0 0 0	125,000 125,000 96,005	0 380,000 0 (4)	129,485 774,313 105,221
G. A. Ando Executive Vice President and President, Research and Development	2001 2000 1999	766,000 716,184 695,730	711,500 691,700 648,170	-- -- 53,387	0 0 0	110,000 244,000 119,000	0 0 0	95,057 114,734 29,320

(1)	SEC regulations require reporting in this column the value all other annual non-cash compensation if the aggregate amount exceeds $50,000.
(2)	Under the terms of Mr. Hassan's 1999 employment agreement with P&U he received 200,000 restricted shares of P&U Common Stock in 1999 (converted effective upon the Merger to 238,000 shares of Company Common Stock), which are included in the table at the fair market value on date of grant and which will vest on the first day of the month following retirement, provided such date is not prior to December 1, 2004, or otherwise as approved by the Board. At December 31, 2001, the market value of these shares was $10,150,700. In 2001, Ms. Cox received 25,000 restricted shares of Pharmacia Corporation Common Stock which are included in the table at the fair market value on date of grant and which will vest on the fifth anniversary of the grant date. At December 31, 2001, the market value of these shares was $1,066,250. Dividends are paid on the restricted shares held by both executives.
(3)	Amounts shown for 2001 include: contributions to savings plans for Mr. Hassan, $67,154; Mr. Rothwell, $90,241; Ms. Cox, $70,873; Dr. Needleman, $109,025; and Dr. Ando, $76,857; split dollar life insurance premiums for Mr. Hassan, $33,000; Mr. Rothwell, $39,000; Ms. Cox, $11,000; Dr. Needleman, $20,460; and Dr. Ando, $18,200.
(4)	Prior to February 1997, Dr. Needleman participated in the Searle Phantom Stock Option Plan of 1986, which gave participants the opportunity to receive the appreciation in the value of a hypothetical share of Common Stock of G.D. Searle, now a wholly-owned subsidiary of the Company. When the Searle plan was terminated in 1997, Dr. Needleman was credited with a combination of cash and options on Common Stock representing the current and future anticipated appreciation of the units. The amount shown represents a payout in connection with the terminated Searle plan.

STOCK OPTION GRANTS IN 2001

Individual Grants					Grant Date Value
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value($) (2)
F. Hassan	600,000	2.45	49.1	4/2/11	9,490,000
T. G. Rothwell	150,000	0.61	49.1	4/2/11	2,370,000
C. S. Cox	150,000	0.61	49.1	4/2/11	2,370,000
P. Needleman	125,000	0.51	49.1	4/2/11	1,980,000
G. A. Ando	110,000	0.49	49.1	4/2/11	1,740,000

(1)	Option grants for named executive officers who received grants in 2001 from the Company were granted at 100% of the market price on the date of grant and become exercisable in installments of 33 1/3 % per year on each of the first through third anniversaries of the grant date. The options have a term of ten years and will vest in full upon a change-in-control of the Company.
(2)	In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company's stock price. The following weighted-average assumptions were made for purposes of calculating the original Grant Date Present Value for options granted by the Company: an option term of ten years, average volatility of 28.6%, dividend yield of 1.13%, a risk-free interest rate of 4.76%, and a projected exercise period of 5.0 years.

AGGREGATED OPTION EXERCISES IN 2001 AND
OPTION VALUES ON DECEMBER 31, 2001

          The following table shows the number of stock options exercised and the value realized by the named executive officers in 2001 and the number of unexercised stock options remaining at year-end and the potential value thereof based on the year-end closing market price of the Company's Common Stock of $42.65.

(a)	(b)	(c)	(d)	(e)
			Number of Securities Underlying Unexercised Options at December 31, 2001(#)	Value of Unexercised In-the-Money Options at December 31, 2001
Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Exercisable (Unexercisable) (2)	Exercisable (Unexercisable) (2) (3)

F. Hassan	0	0	2,189,667(933,333)	14,137,331(0)
T. G. Rothwell	43,070	945,279	400,045(233,333)	1,223,466(0)
C. S. Cox	0	0	441,182(233,333)	1,898,065(0)
P. Needleman	0	0	868,163(208,334)	11,816,492(0)
G. A. Ando	0	0	327,167(193,333)	597,088(0)

(1)	The amount in column (c) reflects the value of shares received on the exercises of options less the exercise price.
(2)	Unexercised options shown in columns (d) and (e) include grants received by the named executive officer over an extended period of time by P&U and former Monsanto, as applicable, and Pharmacia. With the exception of certain options granted to Dr. Needleman, all unvested stock options granted to the named executive officers prior to the Merger by P&U or former Monsanto became exercisable upon the Merger.
(3)	Information presented for Messrs. Hassan and Rothwell, Ms. Cox and Dr. Ando includes options granted by P&U prior to the Merger, which were converted into options to purchase Company Common Stock effective as of the Merger.

Pension Plan

          The Company established the Key Executive Pension Plan (''KEPP'') in 2000 which harmonized the pension benefits provided to certain key executives. All of the named executive officers are eligible for retirement benefits under the KEPP upon retirement. The benefit payable under the KEPP at normal retirement age is offset by the following other retirement income: benefits payable from other home country Company qualified and nonqualified defined benefit plans, including cash balance and PPS1 plans; national or governmental schemes, including social security; prior employer qualified and nonqualified defined benefit plans; and certain benefits payable from prior employer qualified and nonqualified defined contribution plans.

          The benefit amount payable under the KEPP at age 65 is computed on a straight annuity basis and is equal to 65% of an individual's final average annual compensation (before deduction for social security benefits and benefits payable from other retirement plans). Average annual compensation under the KEPP is calculated based on the highest paid 36 consecutive months of an employee's last 120 months of employment. The amounts in the salary and bonus columns of the Summary Compensation Table would be included in computing remuneration for KEPP purposes.

          The estimated annual benefits payable under the KEPP as a single life annuity beginning at age 65 before deduction for social security benefits and benefits payable from other retirement plans (assuming that each executive officer remains employed by the Company until age 65) are as follows: Mr. Hassan, $2,509,000; Mr. Rothwell, $1,664,000; Ms. Cox, $1,866,000; Dr. Needleman, $1,040,000; and Dr. Ando, $1,294,000. These amounts represent the total pension benefit the named executive officers will receive upon retirement from all retirement income sources.

Certain Agreements

          In connection with the Merger, the Company assumed the employment agreement Mr. Hassan entered into with P&U which provides that in the event his employment is terminated by the Company without cause or by him with good reason prior to expiration of the agreement, he will receive (i) severance pay equal to three times his annualized base pay and annual target incentive compensation, (ii) a prorated portion of his target annual incentive compensation award, (iii) retirement and other employee benefits as if he had continued to be employed until expiration of the agreement, (iv) medical and other welfare benefits for three years offset by any alternative coverage available, and (v) immediate vesting of all outstanding restricted stock and stock options. The Company will also provide a tax gross-up to Mr. Hassan should any payment be determined to be a parachute payment under the U.S. Internal Revenue Code. Mr. Hassan's employment agreement also provides that he will receive a retirement benefit equal to the greater of the benefit he would have received had he remained in the pension plan of his former employer or a benefit under the Pharmacia KEPP equal to 60% of his highest annual total compensation at age 60, unless his employment is terminated by the Company with Cause or by him without Good Reason. Mr. Hassan may not compete with the Company for a period of two years following his termination of employment.

          The Company also entered into employment agreements effective June 1, 2000 with Mr. Rothwell, Ms. Cox, and Dr. Ando. These agreements provide for the payment of annual base salary, subject to annual review, of $797,000 for Mr. Rothwell; $600,000 for Ms. Cox; and $733,430 for Dr. Ando. In addition, Dr. Needleman entered into an employment agreement effective June 1, 2000, which was amended by an addendum dated February 6, 2002. Dr. Needleman's employment agreement, as amended, provides for an annual salary of $832,000 at least until December 31, 2003. Thereafter, Dr. Needleman's salary will be determined in the sole discretion of the Chief Executive Officer. The employment agreements also provide for initial annual incentive compensation targets equal to 75% of base salary for Mr. Rothwell; 75% of base salary for Ms. Cox; 75% of base salary for Dr. Needleman; and 70% of base salary for Dr. Ando. Under these agreements, each executive was also granted a stock option for 125,000 shares which vests at a rate of 33 1/3 % per year and 100,000 performance shares that will vest based on the Company's attainment of certain performance goals.

          Under the terms of these employment agreements, in the event the Company terminates the executive's employment other than for cause or the executive terminates employment with good reason (as such terms are defined in the employment agreements), Mr. Rothwell, Ms. Cox and Dr. Ando will be entitled to the following: (i) severance pay equal to three times the executive's base pay and annual target incentive compensation; (ii) a prorated portion of his or her target annual incentive compensation award; (iii) immediate vesting of all outstanding stock options; (iv) retirement benefits calculated as if he or she continued employment for an additional three years; and (v) continuation of certain other benefits for three years. The severance benefits are conditional on the executive's agreement not to compete with the Company for a two-year period after termination of employment. In addition, if Dr. Ando voluntarily terminates his employment for any reason other than good reason prior to June 1, 2002, he will receive a lump sum payment equal to two times the sum of his annual rate of base salary as of June 1, 2000 plus his target annual incentive bonus for the year 2000, and he will receive certain benefits for 24 months. Dr. Needleman, upon his termination other than for cause, will be entitled to severance pay equal to $4,764,006 as well as the other benefits described above under (ii) through (v) for Mr. Rothwell, Ms. Cox and Dr. Ando. If the amount of Dr. Needleman's supplemental benefit under the KEPP is reduced by the terms of his employment agreement or addendum, it will be calculated by disregarding the terms of those agreements. Also, if Dr. Needleman retires after February 28, 2003, his supplemental benefit under the KEPP will be calculated as if his employment terminated on February 28, 2003. The Company will provide a tax gross-up to the executives should any payments be considered parachute payments under the U.S. Internal Revenue Code.

Other Information Regarding Management

          Indebtedness

          Dr. Needleman received a full-recourse loan at 6.36 percent interest to purchase shares of the Company's Common Stock pursuant to the former Monsanto Executive Stock Purchase Incentive Plan, which was terminated as a result of the Merger. Dr. Needleman repaid the remaining loan balance of $462,070, which was the largest amount of indebtedness during 2001, on March 7, 2001.

      Audit and Finance Committee Report

          As provided in the Audit and Finance Committee's charter, the Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee met four times in 2001 with the Company's internal auditors and PricewaterhouseCoopers LLP, the Company's independent accountants, with and without management present, to discuss the results of their examinations, the adequacy of the Company's internal accounting controls, the integrity of the Company's financial reporting, developments in accounting standards and practices, and the independence of PricewaterhouseCoopers LLP. The Committee also reviewed the Company's information security program, risk management policies and practices, environmental liabilities, treasury hedging programs, the investment performance of the Company's pension and savings plans, and the Company's compliance with legal, regulatory and internal requirements.

          Management is responsible for preparation of the Company's financial statements and the reporting process, including the system of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. Members of the Committee are not experts in the fields of accounting or auditing and, therefore, cannot independently verify matters falling within the responsibilities of management and the independent accountants.

          The Committee reviewed and discussed the Company's 2001 audited financial statements with management and the independent accountants. The Committee relied without independent verification on the representation made by management that the Company's 2001 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and the opinion expressed by the Company's independent accountants that the Company's 2001 consolidated financial statements conformed with U.S. generally accepted accounting principles.

          The Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees , as currently in effect, and the Statement on Auditing Standards No. 90, Audit Committee Communications (which includes the independent accountants' judgments about the quality, not just the acceptability of the Company's accounting principles and estimates underlying the financial statements). The Committee also discussed with the independent accountants their independence from the Company and its management including the matters in the written disclosures and the letter from the accountants that is required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

          Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended, and the full Board then approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

          In January 2002 the Company, adopted a policy to not engage PricewaterhouseCoopers LLP on any new management consulting projects, but the Company will continue to use the firm on the R&D project discussed below under Management Consulting and for the matters within the Tax and Other Services categories described below. The Company has an independent internal finance organization and does not encourage the hiring of former employees of PricewaterhouseCoopers LLP that worked directly on the audit of the Company's financial statements.

         All Independent Accountant Fees

          For all professional services rendered by PricewaterhouseCoopers LLP in 2001, the Company paid to PricewaterhouseCoopers LLP a total of $32,186,000. This represents an increase of $13,291,000 over fees paid last year to PricewaterhouseCoopers LLP. This increase is largely attributable to the special R&D project described below under Management Consulting and increased tax advisory and compliance services.

          The 2001 fees were incurred as follows:

          Audit Fees

          For professional services rendered in connection with the audit of the Company's annual financial statements and for reviews of the financial statements included in the Company's Form 10-Qs for 2001, the Company paid PricewaterhouseCoopers LLP $5,705,000.

          Financial Information Systems Design and Implementation Fees

          The Company did not retain PricewaterhouseCoopers LLP for professional services rendered in connection with financial information systems design and implementation.

          All Other Fees

          The Company paid PricewaterhouseCoopers LLP $26,481,000 for all other professional services rendered in 2001 including the following:

          Tax: tax advice in the amount of $9,968,000, including advice on international dispute resolutions, international tax compliance, and other tax advisory services;

          Management Consulting: consulting services in the amount of $14,218,000, of which $12,958,000 was for services rendered in 2001 in connection with a major R&D redesign project to improve the speed, quality and cost-effectiveness of the Company's clinical development program. Three firms competitively bid for this consulting project. After thorough consideration of the bids and review of the selection with the Audit and Finance Committee, management selected PricewaterhouseCoopers LLP for the project based on their significant R&D expertise and prior experience in the clinical development area. The employees of PricewaterhouseCoopers LLP providing management consulting services on this project do not provide accounting and auditing services to the Company.

          Other Services: services in the amount of $2,295,000, including employee benefit plan audits, compliance and internal control projects, and due diligence and accounting services related to acquisitions and divestitures.

          The Audit and Finance Committee of the Board reviewed the nature, scope and fees for these services and determined that the provision of these non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Submitted on behalf of the Audit and Finance Committee, February 19, 2002

J. F. M. Peters, Chair	M. K. Eickhoff	U. Reinius	F. C. Carlucci

GENERAL INFORMATION

          The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if any other matters properly come before the meeting or any postponement or adjournment, the persons designated to vote the proxies will vote in accordance with their best judgment on such matters.

Shareholder Proposals and Nominations

          New shareholder proposals and nominations of candidates for election as Directors are not permitted at the Annual Meeting.

          Shareholder nominations of candidates for election to the Board at the Company's 2003 Annual Meeting must be received by the Company's Secretary at 100 Route 206 North, Peapack, NJ 07977 not earlier than January 30, 2003 and not later than February 28, 2003, together with a statement of the recommended person's willingness to stand for election and to serve if elected. Nominations satisfying these requirements will be considered by the Board's Nominating and Corporate Governance Committee.

          Shareholder proposals that are intended to be presented at the Company's 2003 Annual Meeting and be included in the Company's proxy materials must be received by the Company's Secretary, 100 Route 206 North, Peapack, NJ 07977 not later than November 21, 2002. Upon timely receipt of any such proposal, the Company will determine whether to include such proposal in the proxy materials in accordance with applicable SEC regulations.

          Shareholder proposals that are intended to be presented at the Company's 2003 Annual Meeting but not be included in the Company's proxy materials must be received by the Company's Secretary, 100 Route 206 North, Peapack, NJ 07977 not earlier than December 31, 2002 and not later than January 30, 2003. Upon timely receipt of any such proposal, the Company will determine whether to present such proposal at the meeting, in accordance with the rules of the meeting. These time limits also apply for determining whether notice is timely under the SEC rules relating to the exercise of discretionary voting authority.

Relationship with Independent Accountants

          The Board of Directors, upon the recommendation of the Audit and Finance Committee, has appointed PricewaterhouseCoopers LLP as the Company's principal independent accountants to examine the consolidated financial statements and reports of the Company for the year 2002.

          Representatives from PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will be given an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 (the ''Exchange Act'') requires all Company executive officers, directors, and persons owning more than 10% of any registered class of Company stock to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, the Company believes that in 2001 the directors and executive officers met all applicable SEC filing requirements.

Incorporation by Reference

          To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled ''Report of the Compensation Committee,'' ''Report of the Audit and Finance Committee'' (to the extent permitted by the rules of the SEC) and ''Stock Price Performance Graph,'' will not be deemed incorporated, unless specifically provided otherwise in such filing. The Company undertakes no obligation to update any statements included in this proxy statement as a result of new information or future developments.

DON W. SCHMITZ
Secretary

March 25, 2002

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Fred Hassan, Christopher J. Coughlin and Don W. Schmitz, and each of them, with power of substitution, as proxies to represent and vote all the shares of Pharmacia Corporation Common Stock which the undersigned is entitled to vote in the manner designated on the other side and in the proxies' discretion upon any other business that may properly come before the Annual Meeting of Shareholders of the Company to be held April 30, 2002, and any postponement or adjournment thereof, with all powers which the undersigned would possess if personally present at the Meeting.

This proxy shall also provide voting instructions for shares held in the Company's dividend reinvestment plan, and, if registrations are identical, shares held in the Company's various employee benefit plans.

To vote by telephone or Internet, please follow the instructions set forth below and do not return this card. To vote by mail, please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

2.	Vote by telephone by following the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Vote by Internet by following the instructions on the reverse side.

PLEASE VOTE PROMPTLY

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR Item 1 and AGAINST Items 2 and 3.	Please mark your votes as indicated in this example	[ X ]
ITEM 1-Election of Director Nominees: The Board of Directors recommends a vote FOR Item 1.	ITEM 2-SHAREHOLDER PROPOSAL REGARDING REDEMPTION OF POISON PILL	ITEM 3-SHAREHOLDER PROPOSAL REGARDING ANNUAL ELECTION OF DIRECTORS
FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	The Board of Directors recommends a vote AGAINST Items 2 and 3.
[ ]	[ ]	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

01 Gwendolyn S. King, 02 C. Steven McMillan, 03 William U. Parfet,
04 Jacobus F.M. Peters and 05 Ulla Reinius

FOR, except vote withheld from the following nominee(s):

Request to Attend If you plan to attend the Annual Meeting, please mark the box to the right	[ ]
Consent to Electronic Distribution
By checking the box to the right I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute to me printed materials sent to shareholders until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ 07660. I agree that any costs associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	[ ]
Signature________________________________	Signature________________________________	Date_____________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner
as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/pha

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone
1-800-435-6710

	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: www.pharmacia.com
http://www.pharmacia.com